Filed Pursuant to Rule 424(b)(3)

File No. 333-276707

ForeStructured Growth II Contract

ForeStructured Growth II Advisory Contract

Issued by

Forethought Life Insurance Company

Supplement dated February 6, 2025

to the

Prospectus dated August 12, 2024

Effective immediately, the following update is being made to the prospectus:

Under the “Appendix A: State Variations” section of the prospectus, the last sentence of the first paragraph is deleted and replaced with the following:

Currently, the Contract is not available in Iowa, Missouri, Montana, New York, Oregon and Virginia.

Under the “Appendix A: State Variations” section of the prospectus, the Virginia state variation is deleted from the table.

This Supplement Should Be Retained with the Prospectus for Future Reference.

FSGII-020625